Exhibit 99.1

PRESS RELEASE

FOR ADDITIONAL INFORMATION:
Investor Relations
Kerri Howard
+1 844-632-1060 IR@univar.com

Media Relations
Scott C. Johnson
+1 331-777-6187 scott.johnson@univarusa.com

Univar Reports

Second Quarter 2015 Financial Results

Adjusted EBITDA exceeds prior year on a currency neutral basis

Second Quarter 2015 Highlights (Versus Second Quarter 2014)

•	Reported Adjusted EBITDA of $168.6 million declined 4.4 percent from $176.4 million, but increased 1.5 percent on a currency neutral basis, despite significantly lower chemical demand in upstream oil and gas markets in the U.S. and other regions.

•	Reported net loss of $12.4 million compared to $19.5 million net income in the prior year, largely due to $26 million in after-tax expenses related to the Company’s initial public offering (“IPO”) and debt refinancing.

•	Gross profit margin and Adjusted EBITDA margin increased during the quarter, benefiting from product mix improvements, growth in value-added services, and cost productivity gains.

•	Reported net sales decreased 12.3 percent from $2,861 million to $2,510 million, reflecting a 6.9-percent decrease from foreign currency translation and a 6.9-percent decline in volumes, largely attributable to lower demand from oil and gas markets. This was partially offset by a 1.5-percent increase from higher average selling price due to product mix.

•	Raised approximately $760 million net of fees from the IPO of 20 million primary shares of common stock at $22 per share and a concurrent $350 million private placement with a wholly owned subsidiary of Temasek Holdings (Private) Limited. Proceeds were used to immediately retire $650 million of senior unsecured notes, bearing 10.5 percent annual interest.

•	Completed acquisition of Key Chemical on April 10, expanding the Company’s presence in the U.S. municipal water treatment market.

DOWNERS GROVE, Ill. – July 29, 2015 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced today its financial results for the second quarter ended June 30, 2015.

“Univar delivered modest Adjusted EBITDA growth on a currency neutral basis versus the prior-year quarter, successfully offsetting strong headwinds within our upstream oil and gas markets,” said Erik Fyrwald, President and Chief Executive Officer. “This demonstrates the resilience of our diversified business model and solid execution against our strategic objectives as we position the company for profitable growth.”

“Additionally, with our successful initial public offering and the completion of our debt refinancing in July, we have significantly strengthened our balance sheet and improved future cash flow by reducing cash interest payments,” said Fyrwald.

Company Performance

The results of the Company’s operating performance are described below and compare 2015 second quarter with 2014 second quarter results, including Adjusted EBITDA, which is reconciled to reported net (loss) income in the accompanying supplemental financial information.

	(Unaudited) Three months ended June 30,
(in millions)	2015	2014	$ change	% change	% change excl. currency
External Net Sales
USA	$1,389.4	$1,546.2	$(156.8)	(10.1)%	(10.1)%
Canada	534.6	587.7	(53.1)	(9.0)%	2.5%
EMEA	467.4	596.9	(129.5)	(21.7)%	(4.1)%
Rest of World	118.7	130.6	(11.9)	(9.1)%	10.4%

Total Consolidated Net Sales	$2,510.1	$2,861.4	$(351.3)	(12.3)%	(5.4)%

Gross Profit
USA	$284.2	$298.6	$(14.4)	(4.8)%	(4.8)%
Canada	63.0	67.9	(4.9)	(7.2)%	4.6%
EMEA	98.6	115.0	(16.4)	(14.3)%	4.9%
Rest of World	21.4	19.0	2.4	12.6%	40.5%

Total Consolidated Gross Profit	$467.2	$500.5	$(33.3)	(6.7)%	0.4%

Adjusted EBITDA
USA	$110.1	$120.5	$(10.4)	(8.6)%	(8.6)%
Canada	30.4	31.9	(1.5)	(4.7)%	7.5%
EMEA	27.1	22.7	4.4	19.4%	39.7%
Rest of World	6.2	4.7	1.5	31.9%	70.2%
Other*	(5.2)	(3.4)	(1.8)	(52.9)%	—

Total Consolidated Adjusted EBITDA	$168.6	$176.4	$(7.8)	(4.4)%	1.5%

*	Other represents unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments.

Segment Highlights

USA – Reported external net sales decreased 10.1 percent from $1,546.2 million to $1,389.4 million, primarily driven by reduction in sales to the upstream oil and gas market, and pricing pressure on several commodity products driven by lower oil prices. Gross profit decreased $14.4 million, or 4.8 percent, to $284.2 million. Gross margin increased 115 basis points to 20.5 percent due to pricing and product mix improvements, including substantial year-over-year growth in higher-margin pharmaceutical and food ingredients markets, and service businesses outside oil and gas. Adjusted EBITDA decreased 8.6 percent from $120.5 million to $110.1 million. Adjusted EBITDA margin increased 15 basis points to 7.9 percent primarily due to improved gross margin.

Canada – Reported external net sales decreased 9.0 percent from $587.7 million to $534.6 million. On a currency neutral basis, sales increased 2.5 percent on growth within the mining, food ingredients, and chemical manufacturing markets. This was partially offset by lower sales in the upstream oil and gas markets. Gross profit decreased 7.2 percent from $67.9 million to $63.0 million. Gross margin increased 25 basis points to 11.8 percent due to higher average selling prices in certain markets and favorable product mix. Reported Adjusted EBITDA decreased 4.7 percent from $31.9 million to $30.4 million. On a currency neutral basis, Adjusted EBITDA increased 7.5 percent. Adjusted EBITDA margin increased 25 basis points to 5.7 percent, primarily due to improved gross margin.

EMEA – Reported external net sales decreased 21.7 percent from $596.9 million to $467.4 million. On a currency neutral basis, sales decreased 4.1 percent. The decrease was primarily related to exiting certain low-margin contracts, as well as declines in caustic soda sales driven by a tight supply market. Gross profit decreased by 14.3 percent from $115.0 million to $98.6 million. Gross margin increased 185 basis points to 21.1 percent due to pricing and product mix improvements. Reported Adjusted EBITDA increased 19.4 percent from $22.7 million to $27.1 million. On a currency neutral basis, Adjusted EBITDA increased by 39.7 percent. Adjusted EBITDA margin increased 200 basis points to 5.8 percent, primarily due to improved gross margin.

Rest of World – Reported external net sales decreased 9.1 percent from $130.6 million to $118.7 million. On a currency neutral basis, sales increased 10.4 percent. Gross profit increased 12.6 percent from $19.0 million to $21.4 million. Gross margin increased 350 basis points to 18.0 percent. Reported Adjusted EBITDA increased 31.9 percent, from $4.7 million to $6.2 million. Adjusted EBITDA margin increased by 160 basis points to 5.2 percent. Increases in sales, gross profit, gross margin, and Adjusted EBITDA were primarily driven by the favorable year-over-year impact of the November 2014 D’Altomare acquisition.

Recent Events

•	In July, Univar completed a refinancing of its debt structure. The Company repaid its existing loans with $2.05 billion of USD Term Loan B; €250 million of euro denominated First Lien Term Loan, and $400 million aggregate principal amount of 6.75% Senior Notes due July 15, 2023. The Company also completed a new five-year $1.4 billion senior secured Asset Based Lending (“ABL”) credit facility. As a result, combined with the repayment of debt from IPO and private placement funds, the Company extended its debt maturities five years to 2022-2023 and has substantially lowered its expected future cash interest payments.

•	On July 16, Univar completed the acquisition of the assets of Chemical Associates, Inc., which helps increase the value Univar brings several key markets, such as personal care, food, cleaning and sanitization, lubricants, and coatings and adhesives. Chemical Associates specializes in blending, mixing, and packaging of formulated oleochemical products, many of which are based on renewable resources.

Outlook

The Company expects third quarter 2015 results to reflect continued gains from margin improvement, especially in EMEA, lower demand from oil and gas markets, and unfavorable foreign currency translation impacts compared to the prior year. On a currency neutral basis, the Company expects third quarter 2015 Adjusted EBITDA to be modestly below the $170.6 million reported for the third quarter of 2014.

“While we are excited about Univar’s prospects as a global market leader, we continue to strive to offset near-term and steep upstream oil and gas market and foreign exchange headwinds, and are focused on controlling costs and pursuing attractive growth, including through bolt-on acquisitions,” said Fyrwald.

Univar to Host Webcast Today at 8 a.m. EDT

The Company will host a webcast with investors to discuss the second quarter results at 8 a.m. EDT on July 29, which can be accessed on the Investor Relations section of its website at http://investor.univar.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Adjusted EBITDA

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other expense, net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	the Company reports Adjusted EBITDA to its lenders as required under the covenants of its credit agreements;

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	the Company uses Adjusted EBITDA in setting performance incentive targets;

•	the Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•	other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

Use of Non-GAAP Measures

The Company’s management believes that certain financial measures that do not comply with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning the ongoing operating results of the Company. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A, B, and C.

About Univar

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Univar Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions, except share and per share data)	2015	2014	2015	2014
Net sales	$2,510.1	$2,861.4	$4,809.2	$5,377.8
Cost of goods sold (exclusive of depreciation)	2,042.9	2,360.9	3,880.4	4,404.9

Gross profit	467.2	500.5	928.8	972.9
Operating expenses:
Outbound freight and handling	81.5	93.6	166.0	181.4
Warehousing, selling and administrative	217.1	230.5	448.5	469.5
Other operating expenses, net	39.0	25.6	47.1	47.3
Depreciation	37.7	30.6	69.7	61.2
Amortization	22.4	24.1	44.3	47.8

Total operating expenses	397.7	404.4	775.6	807.2

Operating income	69.5	96.1	153.2	165.7

Other (expense) income:
Interest income	1.5	2.5	2.7	4.9
Interest expense	(64.6)	(67.3)	(129.0)	(133.6)
Loss on extinguishment of debt	(7.3)	—	(7.3)	(1.2)
Other expense, net	(12.1)	(2.0)	(5.3)	(3.9)

Total other expense	(82.5)	(66.8)	(138.9)	(133.8)

(Loss) income before income taxes	(13.0)	29.3	14.3	31.9
Income tax (benefit) expense	(0.6)	9.8	7.0	15.2

Net (loss) income	$(12.4)	$19.5	$7.3	$16.7

(Loss) income per common share:
Basic	$(0.12)	$0.20	$0.07	$0.16
Diluted	(0.12)	0.20	0.07	0.16
Weighted average common shares outstanding:
Basic	102,846,681	99,713,076	101,377,921	99,679,015
Diluted	102,846,681	100,362,747	101,956,005	100,045,395

Univar Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except share and per share data)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$197.0	$206.0
Trade accounts receivable, net	1,407.6	1,277.5
Inventories	902.8	942.7
Prepaid expenses and other current assets	154.1	158.5
Deferred tax assets	52.4	37.1

Total current assets	2,713.9	2,621.8

Property, plant and equipment, net	1,032.4	1,032.3
Goodwill	1,737.1	1,767.6
Intangible assets, net	526.6	574.9
Deferred tax assets	10.0	15.5
Other assets	61.7	64.5

Total assets	$6,081.7	$6,076.6

Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$38.6	$61.1
Trade accounts payable	1,185.0	991.9
Current portion of long-term debt	69.4	80.7
Accrued compensation	65.4	73.7
Other accrued expenses	253.1	308.1
Deferred tax liabilities	0.6	3.4

Total current liabilities	1,612.1	1,518.9

Long-term debt	3,006.2	3,739.5
Pension and other postretirement benefit liabilities	273.9	304.5
Deferred tax liabilities	128.9	119.7
Other long-term liabilities	136.9	145.9
Commitment and contingencies	—	—
Stockholders’ equity:
Preferred stock, 200,000,000 shares authorized at $0.01 par value with no shares outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, 2,000,000,000 shares authorized at $0.01 par value with 137,947,059 shares issued and outstanding at June 30, 2015; 370,181,733 shares authorized at $0.000000028 par value with 100,190,194 shares issued and outstanding at December 31, 2014	1.4	—
Additional paid-in capital	2,221.0	1,457.6
Accumulated deficit	(994.2)	(1,001.3)
Accumulated other comprehensive loss	(304.5)	(208.2)

Total stockholders’ equity	923.7	248.1

Total liabilities and stockholders’ equity	$6,081.7	$6,076.6

Univar Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Operating activities:
Net (loss) income	$(12.4)	$19.5	$7.3	$16.7
Adjustments to reconcile net (loss) income to net cash provided by (used by) operating activities:
Depreciation and amortization	60.1	54.7	114.0	109.0
Amortization of deferred financing fees and debt discount	3.8	4.2	8.0	8.2
Amortization of pension credit from accumulated other comprehensive loss	(3.0)	(3.0)	(6.0)	(6.0)
Loss on extinguishment of debt	7.3	—	7.3	1.2
Deferred income taxes	(5.6)	5.5	(1.8)	6.2
Stock-based compensation expense	1.9	4.0	3.4	7.6
Other	0.2	0.5	(0.6)	0.4
Changes in operating assets and liabilities:
Trade accounts receivable, net	(149.3)	(218.2)	(172.2)	(374.8)
Inventories	53.0	37.9	8.3	(94.5)
Prepaid expenses and other current assets	13.3	(5.4)	(2.0)	(7.5)
Trade accounts payable	128.0	133.3	227.8	311.2
Pensions and other postretirement benefit liabilities	(14.6)	(15.0)	(31.0)	(23.7)
Other, net	(62.2)	(45.6)	(53.9)	(29.9)

Net cash provided by (used by) operating activities	20.5	(27.6)	108.6	(75.9)

Investing activities:
Purchases of property, plant and equipment	(30.5)	(23.5)	(62.4)	(48.4)
Purchase of a business, net of cash acquired	(18.6)	—	(18.6)	—
Proceeds from sale of property, plant and equipment	3.3	0.5	5.0	1.7
Other	(5.5)	(1.0)	(5.5)	(1.0)

Net cash used by investing activities	(51.3)	(24.0)	(81.5)	(47.7)

Financing activities:
Proceeds from sale of common stock	763.8	1.1	765.8	3.0
Proceeds from the issuance of long-term debt	—	60.9	—	163.3
Payments on long-term debt and capital lease obligations	(709.4)	(20.3)	(763.1)	(39.8)
Short-term financing, net	(14.6)	2.3	(11.2)	(11.9)
Financing fees paid	—	(1.0)	—	(5.0)
Other	(1.8)	(0.4)	(1.9)	(3.6)

Net cash (used by) provided by financing activities	38.0	42.6	(10.4)	106.0

Effect of exchange rate changes on cash and cash equivalents	8.4	8.1	(25.7)	0.4

Net decrease in cash and cash equivalents	15.6	(0.9)	(9.0)	(17.2)
Cash and cash equivalents at beginning of period	181.4	164.1	206.0	180.4

Cash and cash equivalents at end of period	$197.0	$163.2	$197.0	$163.2

Schedule A

Univar Inc.

Reconciliation of Adjusted EBITDA to Reported Net Income

(Unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended June 30, 2015
Net sales:
External customers	$1,389.4	$534.6	$467.4	$118.7	$—	$2,510.1
Inter-segment	22.0	2.2	1.1	—	(25.3)	—

Total net sales	1,411.4	536.8	468.5	118.7	(25.3)	2,510.1
Cost of goods sold (exclusive of depreciation)	1,127.2	473.8	369.9	97.3	(25.3)	2,042.9

Gross profit	284.2	63.0	98.6	21.4	—	467.2
Outbound freight and handling	53.5	10.9	14.9	2.2	—	81.5
Warehousing, selling and administrative (operating expenses)	120.6	21.7	56.6	13.0	5.2	217.1

Adjusted EBITDA	$110.1	$30.4	$27.1	$6.2	$(5.2)	$168.6

Other operating expenses, net(2)						39.0
Depreciation						37.7
Amortization						22.4
Interest expense, net						63.1
Loss on extinguishment of debt						7.3
Other expense, net(3)						12.1
Income tax benefit						(0.6)

Net loss						$(12.4)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended June 30, 2014
Net sales:
External customers	$1,546.2	$587.7	$596.9	$130.6	$—	$2,861.4
Inter-segment	28.2	2.1	1.1	—	(31.4)	—

Total net sales	1,574.4	589.8	598.0	130.6	(31.4)	2,861.4
Cost of goods sold (exclusive of depreciation)	1,275.8	521.9	483.0	111.6	(31.4)	2,360.9

Gross profit	298.6	67.9	115.0	19.0	—	500.5
Outbound freight and handling	58.1	12.2	20.2	3.1	—	93.6
Warehousing, selling and administrative (operating expenses)	120.0	23.8	72.1	11.2	3.4	230.5

Adjusted EBITDA	$120.5	$31.9	$22.7	$4.7	$(3.4)	$176.4

Other operating expenses, net(2)						25.6
Depreciation						30.6
Amortization						24.1
Interest expense, net						64.8
Other expense, net(3)						2.0
Income tax expense						9.8

Net income						$19.5

(1)	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments.
(2)	See Schedule B for items included in other operating expenses, net.
(3)	See Schedule C for items included in other expense, net.

Schedule B

Univar Inc.

Other Operating Expenses, Net

(Unaudited)

	Three months ended June 30,
(in millions)	2015	2014
Acquisition and integration related expenses	$1.0	$—
Stock-based compensation expense	1.9	4.0
Redundancy and restructuring	12.5	16.1
Advisory fees paid to CVC and CD&R(1)	1.3	1.6
Other(2)	22.3	3.9

Total other operating expenses, net	$39.0	$25.6

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).
(2)	In the three months ended June 30, 2015, other is inclusive of a contract termination fee of $26.2 million related to terminating consulting agreements between the Company and CVC and CD&R related to the IPO.

Schedule C

Univar Inc.

Other Expense, Net

(Unaudited)

	Three months ended June 30,
(in millions)	2015	2014
Foreign currency transactions	$(2.4)	$1.3
Undesignated foreign currency derivative instruments	(1.6)	(1.7)
Ineffective portion of cash flow hedges	0.2	(0.3)
Loss due to discontinuance of cash flow hedges	(7.5)	—
Other	(0.8)	(1.3)

Total other expense, net	$(12.1)	$(2.0)

Schedule D

Univar Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(in millions)	2015	2014	2015	2014
Net (loss) income	$(12.4)	$19.5	$7.3	$16.7
Other comprehensive income (loss), net of tax:
Foreign currency translation	21.7	41.7	(96.3)	2.2
Pension and other postretirement benefit adjustment	(1.9)	(1.9)	(3.7)	(3.7)
Derivative financial instruments	5.0	(2.4)	3.7	(2.3)

Total other comprehensive income (loss), net of tax	24.8	37.4	(96.3)	(3.8)

Comprehensive income (loss)	$12.4	$56.9	$(89.0)	$12.9